UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 9, 2014

MERCANTILE BANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-26719 (Commission File Number)	38-3360865 (IRS Employer Identification no.)

310 Leonard St., N.W. Grand Rapids, Michigan (Address of principal executive offices)	49504 (Zip Code)

Registrant's telephone number,
including area code:  (616) 406-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01.	Other Events

On May 9, 2014, Mercantile Bank Corporation (the "Company") announced today that its Board of Directors declared a quarterly cash dividend of $0.12 per common share, payable June 25, 2014 to holders of record as of June 13, 2014.

The Company also announced that, due to the timing of the merger of the Company with Firstbank Corporation, the Company’s dividend reinvestment plan will remain suspended through June 25, 2014, but the company intends to make the plan available for future quarterly cash dividend payments.

On May 9, 2014, the Company issued a press release regarding the foregoing announcements. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is herein incorporated by reference.

This Current Report and the attached press release contain comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements about the expected availability of the dividend reinvestment plan and declaration of future dividends. These statements are based upon the current beliefs and expectations of Mercantile’s and Firstbank’s management and are inherently subject to significant uncertainties, many of which are beyond their respective control. Although Mercantile and Firstbank have signed an agreement, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if any conditions to closing are not satisfied. The adoption of a dividend policy does not commit Mercantile to declare future dividends. Each future dividend will be considered and declared by the Board of Directors at its discretion.

Item 9.01.	Exhibits.

	(d)	Exhibits: The following document is attached as an exhibit to this report on Form 8-K:

	99.1	Press Release dated May 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 9, 2014	MERCANTILE BANK CORPORATION

	By	/s/ Charles E. Christmas
Charles E. Christmas Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Document

99.1	Press release dated May 9, 2014.